UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to inquiries submitted between March 1, 2023 and March 31, 2023, if any, that comply with this policy are scheduled to become available around April 28, 2023.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: March 29, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through February 28, 2023. We expect to provide additional answers in response to questions submitted through February 28, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received an unusually high volume of shareholder questions in February and have consolidated our responses to similar questions. To share information in as timely a manner as possible, we will be publishing our responses in installments. This is the second of the installments.

This month’s questions include several related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment, but disclose revenue by type and product area, to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the product areas. These methodologies are not complete and, like our product areas, do change from time to time. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by centralized teams. The allocation of these expenses to product areas may also change over time.

Operating Margins

1.	When you disclose the relative margins of each segment and products within those segments, what is your allocation to “corporate” overhead? How large is corporate overhead for Morningstar as a whole compared with your total revenue (what % of total revenues would be classified here)?

We do not have business segments as you describe. Rather, we have one reportable segment but disclose revenue by type, or product area, to provide useful information to shareholders. When we talk about relative margins, or margins by product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to these areas. These methodologies as well as our product areas do change from time to time and that is why we view our relative margins as directional.

For the year ended December 31, 2022, more than half of our costs were direct and these were primarily related to compensation. We do not define corporate overhead separately. We have certain large pools of operating expenses, such as those for data, research, information technology systems and infrastructure, sales, marketing, facilities, and other corporate functions, that are managed by centralized teams. These costs are included in the allocation assumptions used to derive our estimated margins by product area.

Stock-Based Compensation

2.	Why was stock-based compensation up almost 100% YoY in 2022 versus 2021 when organic revenue growth slowed to +10.8% in 2022 compared to +17.6% in 2021? Can you explain the dynamics of the PitchBook incentive program as it relates to reported stock-based compensation? How much of the annual stock-based compensation can be attributed to the PitchBook plan in 2022, 2021, and 2020? What was the driver of the decision to renew the PitchBook employee incentive plan for the period 2023-2025? Were all targets met in respect of the PitchBook Plan by the end of Q3 or was there still upside on offer to staff in Q4 that was missed due to the slowdown in growth in licenses in the quarter?

The primary driver of the increase in stock-based compensation in 2022 (and in the fourth quarter of 2022) was an increase in stock-based compensation related to the PitchBook plan. Stock-based compensation related to the plan totaled $37.2 million in 2022, up from $10.6 million in 2021 and $10.0 million in 2020, and represented all the PSUs reported in our financial disclosures. The 2022 increase in stock-based compensation related to the PitchBook plan was due both to the design of the plan, which includes higher target incentives in the third year, and, more importantly, PitchBook’s significant outperformance of targets for the year.

We initially adopted the PitchBook plan, which covers certain PitchBook employees, in connection with the acquisition of PitchBook. The first plan covered the 2017-2019 fiscal year period and has been renewed twice, first for the 2020-2022 fiscal year period and more recently for the 2023-2025 fiscal year period. The plans have all covered a three-year period with lower target awards in the first two years of the plan, and higher target incentives and meaningful upside in the third year of the plan, depending on how PitchBook performs relative to goals for the third year. The delivery of stock compensation is backloaded to help ensure that the three-year growth plan is achieved. For the first two plans, the awards were tied to revenue and cash flow targets; the renewed plan includes both a revenue and a profit margin target.

The plans have been designed to encourage the meeting of stretch goals over a three-year period for a high-growth, founder-led business. They align the participants’ incentives with Morningstar shareholders by giving them participation in the value PitchBook creates for the company. The plan has been effective at retaining PitchBook’s leadership and we’ve been happy with PitchBook’s performance.

While performance and related incentives for PitchBook were the primary driver of the increase in stock-based compensation in 2022, the expansion of the number of employees across Morningstar who received stock awards also contributed. We believe that stock compensation is important to align the interests of our employees with shareholders. Finally, grants issued under our Shared Ownership Program, whereby employees can elect to take a portion of their bonus in stock, increased due to a relatively high bonus payout in 2022 (based on 2021’s strong performance).

Given the structure of the PitchBook plan and the increased targets and upside in the third year relative to the first two years, we expect stock-based compensation as a percentage of revenue to decrease in 2023 relative to 2022.

Compensation

3.	You recently changed your annual incentive structure back to the way it was before Covid. Why is revenue such a large component (67%) of your annual incentive structure? You talk about profitable growth, but it seems your incentive structure encourages management to continue to spend to generate revenue growth and EBITDA dollars without regard to profitability. There seems to be a misalignment of interests between shareholders and management given that cash flow, margins, ROIC are not part of the compensation structure. Instead of revenue growth and EBITDA wouldn’t free cash flow per share be more appropriate so that you are aligned with shareholder interests?

You’re correct that our company annual incentive structure for 2021 and 2022 incorporated a 67% weight on adjusted revenue and 33% weight on adjusted EBITDA. That balance reflected an emphasis on the top-line and promoted a growth mindset. We believe that where we have incentivized growth, we have maintained a discipline of only investing where we believe that every dollar invested compounded returns for shareholders over time. That said, in 2023, we will be returning to a company incentive plan structure that equally weights adjusted revenue and adjusted EBITDA, a structure designed to incentivize profitable growth.

We’d also note that stock ownership is the cornerstone of our executive compensation program. In particular, a large portion of our CEO’s compensation and the compensation for the other named executive officers is driven by Total Shareholder Return, which motivates value creation and aligns their compensation with shareholders.

License-Based Products

4.	What is the current average contract duration for both PitchBook and Sustainalytics? To what extent, is contract renewal timing skewed towards 4Q?

Across our license-based businesses, contracts typically renew every one to two years, although some larger enterprise contracts renew every three years. Morningstar Sustainalytics contracts are typically structured with one to two year initial terms and then transition to evergreen contracts, which are open-ended with price increases and a required notification period to cancel. As part of our integration activities, we are in the process of further aligning Sustainalytics’ contracts to standard Morningstar terms and conditions.

In general, across our license-based business, renewals tend to peak at quarter end, with the highest level of renewals in December. For PitchBook, roughly 30% of the value of contracts up for renewal is tied to contracts that expire in the fourth quarters of 2023, 2024, or 2025. For Morningstar Sustainalytics license-based products, that proportion is closer to a third.

DBRS Morningstar

5.	The SEC last week published an annual staff report that provides a summary of examinations of nationally recognized statistical rating organizations (NRSROs). From the report, it appears that DBRS lost market share YoY in 2021 vs 2020, falling from 2.9% to 2.8% of the overall US ratings market. According to the data, DBRS lost market share in US financial institution and corporate credit ratings. Please share your thoughts on this data, the suggestion that DBRS is losing market share in US credit ratings as it targets market share gain in middle market corporates, and where alternatively Morningstar believes it is seeing improvements in the business from the investments being made in the product and headcount. Can DBRS gain share from other players and outgrow overall credit issuance volumes?

The SEC market share data you reference includes all outstanding ratings by NRSROs and their credit rating affiliates, including those outside the U.S. The definition of the sectors included in the calculation of market share can change from year to year, which creates challenges in explaining changes over time. As a result, they are best used for broad market trend analysis, and it can be difficult to draw conclusions from relatively small and short-term changes in the data.

As those numbers suggest, DBRS Morningstar has a relatively small share of total ratings in the corporate and financial institutions segments. In particular, we are not a significant player in rating large, investment-grade corporates in the U.S. and Europe, which dominate the market and often have ratings assigned to multiple individual bonds. We are instead focused on middle-market and private transactions; in these markets the issuer often has just a single credit rating, which further complicates direct comparisons.

We’ve seen good progress within our targeted niche. During 2022, revenue attributed to U.S. middle market corporates grew, despite the challenging environment. We believe that there are attractive growth opportunities in this asset-class as well as in rating European middle-market credits. Globally, we issued more than 110 new ratings in middle-market corporates in 2022.

6.	Did DBRS Morningstar’s profitability turn negative in Q4 2022? What was the decremental margin on the year-over-year revenue decline in Q4 2022 off of the favorable prior year comparison? How did DBRS Morningstar profit margin in 2022 compare with the original pro forma deal margin of 25%? From 1994-1999 in that interest rate environment, Moody’s underwent a decline and growth in operating income and in 1996 (excluding D&B and FIS), Moody’s had $350 million in revenue and about 37% operating margins. When DBRS Morningstar achieves a similar scale of $350 million in revenue, do you anticipate achieving a similar operating margin profile to Moody’s in 1996 at that level of revenue?

DBRS Morningstar had positive adjusted operating income, based on certain cost allocation assumptions and estimates, in the fourth quarter of 2022 although profit levels were far lower than the comparable prior year quarter.

DBRS Morningstar margins, based on our cost allocation assumptions, were lower in 2022 on a comparable basis to 2019. That can be attributed to the overall market conditions last year, which impacted revenue and mix of business, and the effect of investments (reflected in higher headcount) to execute our growth strategy. Since 2019, we have invested to expand our analytical capabilities (primarily in India) as well as to build out other key ratings areas including a focus on middle-market corporate activities. We expect these investments to deliver strong long-term returns.

You note Moody’s operating margins in 1996. While it is difficult to compare other businesses and periods, we suspect those margins were positively impacted by the heavier mix of business in corporate ratings, which tend to be more profitable than some of the transaction-based ratings areas. You may also want to consider that the cost of compliance was significantly lower for ratings agencies prior to 2008. While we cannot provide estimates of our anticipated margins, when DBRS Morningstar approaches $350 million in size, it will continue to be determined by our mix of business. Our expectation is that margins continue to increase over time as we further grow and scale the credit ratings area.

7.	The global ratings market declined to $7.7 billion from $10 billion in 2021. What are your expectations for the global credit ratings market long-term growth rates? What are your expectations for growth relative to this long-term rate given your product mix and geographic/product expansion plans?

The 10-year consolidated annual growth rate (CAGR) for the global ratings market through 2021 was 6.3%. Following the sharp contraction in ratings activity in 2022, the 10-year CAGR for the market through 2022 was 2.1%. As the macroeconomic environment improves, we expect long-term growth rates to return to close to historical levels. For DBRS Morningstar, we see continued room for growth in middle-market and private corporate markets in the United States and in middle-market corporates in Europe. We are also progressing initiatives to expand our market coverage in certain asset-backed securities and collateralized loan obligation markets where we’ve made strategic investments to date. Based on these opportunities, we believe that we have the potential to grow at rates faster than the big three credit ratings agencies.

Morningstar Indexes

8.	What caused Morningstar Indexes’ organic growth to slow in Q4 2022? Should we expect Morningstar Indexes’ organic growth rate to pick-up from Q4 levels? What should Morningstar Indexes’ growth rate be over the next few years? It appears that inflows into Morningstar Indexes slowed in 4Q22 relative to 3Q22. Is that correct, and if so, can you discuss the reasons why?

Slowing growth in Morningstar Indexes in the fourth quarter of 2022 was due primarily to the sustained decline in equity markets during the year, which had a negative impact on AUM linked to our indexes, and therefore, AUM-based fees. In addition, investable products tracking Morningstar Indexes experienced net outflows in the third quarter of 2022, although net flows for the fourth quarter and for the full year were positive. During the fourth quarter we also saw a slowdown in revenue attributable to Morningstar Index Services, a relatively small part of the Morningstar Indexes product area. These factors were partially offset by continued rapid growth in licensed index data.

We continue to see opportunities for strong continued growth in the Indexes product area, supported by investor interest in our unique index products tied to the strengths of Morningstar in areas such as Sustainalytics, Morningstar Equity Research, and PitchBook. We do not provide specific guidance around the expected growth rate.

9.	Why is profitability for the Indexes business not much higher? Would you expect the Indexes business profit margin to exceed the profitability of the Workplace Solutions business? If so, over what time period would you expect this to occur? At what dollar level of annual sales would you expect to allow greater than 50% contribution to incremental operating profitability from the Indexes business?

Like Workplace Solutions, Indexes is a product area that has inherent operating leverage given its asset-based revenue model. While we cannot guide on specific profitability and incremental margins for either product area, our expectation is that Indexes profitability and margin will increase as we continue to grow and scale in this area.

Morningstar Data

10.	Annual renewal rates for Morningstar Data grew to 104%, so why did Morningstar data slow slightly on an organic basis in Q4?

Morningstar’s annual renewal rate of 104% reflected strong sales and expansion with existing clients. The primary drivers of the modest slowdown in growth during the quarter were revenue adjustments for certain exchange fees and royalty agreements that were non-comparable to the prior year period. In some cases, these have been rebilled and can be recognized in future periods.

Leveraged Commentary & Data

11.	Can you provide an update on the integration of Leveraged Commentary & Data? What is the timeline? Are you seeing any initial traction with PitchBook clients?

We have made significant progress in integrating LCD with the PitchBook and Morningstar Indexes product areas.

PitchBook

All LCD colleagues have been integrated into the relevant teams with nominal employee attrition. We’ve also added key resources to drive our growth strategy, most notably within PitchBook, where we see the largest opportunities.

Meanwhile, the integration of LCD data, analytics, and research is in process. We’ve aligned data methodologies across LCD and PitchBook databases, and alignment of the database architectures is also underway. The news and research teams have been centralized under the PitchBook news and research organization, allowing for more seamless coverage of private equity and credit markets. During 2023, we expect to incorporate LCD news, research, and data into the PitchBook platform to better serve existing LCD customers, existing PitchBook customers, and new prospective customers.

We have fully integrated LCD customer support into the PitchBook support function and expanded the account management team focused on LCD relationships, including full coordination across shared PitchBook and LCD customers. We’ve also established a new business development team focused on closing new LCD customers.

So far, we’ve received feedback that clients are excited to see the integration of LCD and PitchBook. While it’s still early, we are already seeing evidence that the combination of LCD and PitchBook is providing additional incremental value to our customers and raising their willingness to pay for it.

Morningstar Indexes

Morningstar Indexes has largely completed the integration of the LCD Leveraged Loan Indexes into its global index product and service platform.

We’re seeing strong demand for LCD indexes. We have fully transitioned file delivery from S&P to Morningstar and index files and content reflect the new Morningstar branding. We have also fully transitioned our global sales and client service to support the new indexes we now provide. Finally, we are still working on the transition of index calculations from S&P to our in-house platform. This process is being carefully coordinated to avoid client disruption. We expect to complete this process early next year.

12.	There was a $3.6m M&A related earn out accrual in Q4. Can you please explain what this relates to please and if this will reoccur in future periods?

The $3.6 million M&A related earn-out accrual was the revaluation of the contingent consideration related to the LCD acquisition. That revaluation reflected an adjustment to the payment due to S&P Global for the successful separation of LCD customer contracts previously bundled with other services. We have since made the full $50 million contingent consideration payment to S&P. Please see a related response this month for the impact on our financial statements.

Capital Allocation

13.	While 2022 saw a substantial dividend increase, the pace of dividend growth in 2020, 2021, and the recently announced 2023 payout, were all much more modest than the pace prior to COVID. Can you offer some perspective on any dividend policy that Morningstar employs, such as a target payout ratio? If not, what would be required or desired in order to accelerate the pace of dividend growth in 2024 and beyond, outside of stronger earnings? In terms of buyback activity, given that the stock price has receded meaningfully, do you have a formula or strategy that guides your buyback activity? What are the top capital allocation priorities for 2023 between M&A, share repurchases, and debt repayment?

Dividends have consistently been an important part of our capital allocation strategy and we are proud to have increased the dividend every year since our IPO. While we don’t have a specific payout target, our average adjusted payout ratio since 2018 is in the mid-20s with the payout defined as cash dividends paid divided by adjusted diluted net income. (The latter can be calculated by multiplying adjusted diluted net income per share by diluted shares outstanding, as reported in our releases.)

This approach to paying dividends has allowed us to support dividend increases while satisfying other capital allocation objectives as we balance priorities including reinvestment in the business, stock repurchases, debt repayment, and mergers and acquisitions. Our decision to repurchase shares is valuation driven. We repurchase shares when we believe that the return potential is attractive compared to other uses of cash. In 2022, for example, we repurchased approximately 880,000 shares for $226.0 million.

In 2023, we’ll continue to take a balanced approach to capital allocation. That said, we do have a near-to-intermediate term focus on using excess cash to pay down debt following the acquisition of Praemium and LCD in 2022 and the accompanying increase in our leverage levels.

14.	What was pro forma EBITDA for full year 2022 based on your credit agreements? Please share the pro forma EBITDA $ and the net leverage levels (number of turns). What are your expectations for debt paydown in 2023? You made another net repayment of your credit facility in Q4. Can you please expand on what drives your decisions on a quarterly basis around leverage and what your thoughts are regarding balance sheet flexibility going forward please? Do you have any debt covenants that restrict the amount of leverage that Morningstar can undertake?

Our current Credit Agreement and 2030 Notes include financial covenants that require us to maintain a 3.50x ratio of consolidated funded indebtedness to consolidated EBITDA, which can increase to 3.75x for a limited time in the event of a large acquisition. At the end of 2022, our debt balance stood at $1.1 billion. As we disclosed in our form 10-K, our consolidated funded indebtedness to consolidated EBITDA was calculated at approximately 2.20x as of Dec. 31, 2022. You can derive consolidated EBITDA from that ratio. The full definition of consolidated EBITDA, which excludes non-cash items including stock-based compensation, can be found in our Credit Agreement, which was filed as an exhibit to our Form 10-Q for the quarter ended June 30, 2022. Consolidated indebtedness is a gross measure; we do not have a net debt ratio in our credit agreement.

As we noted last year, we do not target a specific debt ratio, and have taken a conservative approach to managing our balance sheet over time. Over the long-term, we seek to balance capital allocation priorities. That said, given our higher outstanding debt balance due to the LCD acquisition and recent increases in short-term interest rates, debt repayment will be a near-to-intermediate-term priority for deployment of excess cash.

Capital Expenditures

15.	Total capex spending as a percent of revenue increased to 6.9% in 2022 versus 6.0% in 2021. What drove this increase and what is the correct level to expect going forward please?

The primary driver of higher capex as a percentage of revenue in 2022 was higher capitalized software development costs related to product enhancements. In addition, we increased capital expenditures associated with office space and the support of hybrid working practices. We do not provide guidance regarding future expected levels of capex; however, we continue to follow our accounting policy to capitalize software development and will invest prudently in our offices to accommodate hybrid working and avoid taking on new space where we can.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: March 29, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer